Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT dated as of August 27, 2026 (this “Agreement”), is made and entered into between BioRestorative Therapies, Inc., a Nevada corporation (the “Company”), and Currensea Capital LLC, a Wyoming limited liability company (the “Consultant”).

WHEREAS, the Company desires to engage the Consultant to provide certain consulting services described on Exhibit A (the “Services”) to the Company pursuant to the terms and conditions of this Agreement;

WHEREAS, the Consultant has designated Mika Grasso (the “Designee”) to perform the Services;

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Independent Consultant.

During the term of this Agreement, Consultant will perform the Services in a diligent and professional manner, and in compliance with all applicable laws and regulations. The Company, through the action of its Board, hereby engages the Consultant, and the Consultant will serve the Company, as a consultant.

2.	Duties, Term, and Compensation. The Consultant’s term of engagement, compensation and provisions for payment thereof are detailed in the attached Exhibit B, which may be amended in writing from time to time by the Consultant and agreed to by the Company, and which collectively are hereby incorporated by reference.

3.	Expenses. The Company will reimburse the Consultant for all reasonable business expenses Consultant incurs in conducting its duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than ninety (90) days after the end of the calendar month following the month in which such expenses were incurred by the Consultant; provided that the Consultant supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by the Consultant.

4.	Confidentiality. The Consultant acknowledges that during the engagement it will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. The Consultant agrees that it will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into the Consultant’s possession, shall remain the exclusive property of the Company. The Consultant shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in its possession or under its control. The Consultant confirms that all restrictions in Section 4 are reasonable and valid, and any defenses to the strict enforcement thereof by the Company are waived by the Consultant. The provisions of this Section shall survive any termination of this Agreement.

5.	Conflicts of Interest; Performance of Duties. The Consultant represents that it is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the Consultant, any of its personnel or owners and any third party. Further, the Consultant, in rendering the Services, shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which it does not have a proprietary interest.

6.	Other Business Activities: The Consultant agrees that it is not, and during the Term of this Agreement shall not be, engaged or employed in any business, trade, profession, or other activity that would create a conflict of interest with the Company. If any such actual or potential conflict arises during the Term of this Agreement, the Consultant shall immediately notify the Company in writing. If the Company determines, in its sole discretion, that the conflict is material, the Company may terminate the Agreement immediately upon written notice in accordance with provisions under “Term” under Exhibit B.

7.	Indemnification and D&O Insurance: Consultant shall have full responsibility for applicable withholding taxes or other taxes for all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, franchise tax, worker’s compensation insurance coverage requirements and U.S. immigration visa requirements. Consultant shall indemnify, defend and hold Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements including, without limitation, any liability for, or assessment of, withholding taxes imposed on Company by any relevant taxing authorities with respect to any compensation paid to Consultant.

Notwithstanding the foregoing, the Company shall defend and indemnify the Designee in his capacity as an officer or director of the Company to the fullest extent permitted under Chapter 78 of the Nevada Revised Statutes (the “NRS”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Designee, for all actions permitted under the NRS taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s bylaws or articles of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

8.	Independent Contractor. This Agreement shall not render the Consultant or the Designee an employee, partner, agent of, or joint venturer with the Company for any purpose. The Consultant is and will remain an independent Consultant in its relationship with the Company. The Consultant will receive an IRS Form 1099 from the Company, and the Consultant shall be solely responsible for all federal, state, and local taxes. The Consultant or Designee shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. The Consultant agrees to indemnify and save the Company harmless from and against any and all assessments, losses or penalties actually incurred by the Company in respect of any unpaid taxes or other fees and charges by the Consultant which are charged back to the Company, including, without limitation, contributions to any pension/retirement plans, employment insurance or workers compensation premiums.

9.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

10.	Choice of Law. The laws of the state of Nevada shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

11.	Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in Nevada in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

12.	Submission to Jurisdiction. Each of the parties irrevocably submits to the jurisdiction of the courts of the State of Nevada solely for purposes of compelling arbitration under Section 11, enforcing any arbitration award, or obtaining provisional equitable relief in aid of arbitration.

13.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

14.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

15.	Assignment. The Consultant shall not assign any of its rights under this Agreement, or delegate the performance of any of its duties hereunder, except as set forth herein, without the prior written consent of the Company.

16.	Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email and upon the receipt by the sending party of written confirmation by the receiving party; provided, however, that an automated email confirmation of delivery or read receipt shall not constitute such confirmation; and, in any case addressed to either party, and in the case of the Company, at its normal business address, and in the case of Consultant, at its principal business address or other address provided, which address may be updated by either party in writing from time to time.

17.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

18.	Counterparts. This Agreement may be executed originally or electronically, and any number of counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument. Signatures provided electronically shall be deemed original signatures.

19.	Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements, promises, statements, representations, negotiations, and understandings, written or oral, with respect to matters covered hereby. The Consultant and Designee each hereby agrees to waive all present and future claims under any prior agreements with the Company (collectively, the “Prior Agreement”). The Consultant acknowledges that the Prior Agreement is cancelled in all respects and that no amounts are due and owed to Consultant or Designee under the Prior Agreement and that each of the Consultant and Designee is not entitled to any other benefits under the Prior Agreement. Notwithstanding the foregoing, nothing in this Section shall cancel, waive or otherwise affect (i) any indemnification agreement between the Company and the Designee, (ii) the Designee’s rights to indemnification, advancement of expenses or exculpation in his capacity as a director or officer of the Company, or (iii) any equity awards previously granted to the Designee, each of which shall remain in full force and effect.

20.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

BioRestorative Therapies, Inc.		Currensea Capital LLC

By:		By:
Name:		Name:	Mika Grasso
Title:	Chairman	Title:	Partner

EXHIBIT A

DESCRIPTION OF SERVICES

Consultant agrees to provide the below Services to the Company:

Purpose. The Designee shall serve as the Company’s Chief Executive Officer (in such capacity, the “CEO”) and shall have the duties, responsibilities, and authority customarily associated with that position at a publicly traded, clinical-stage biotechnology company of similar size, together with such other duties consistent with the CEO’s position as may reasonably be requested by the Board from time to time.

Duties include, without limitation, and subject to CEO’s reasonable business judgment as to scope and prioritization:

●	General executive leadership and management of the Company’s business, operations, and personnel, including the authority to delegate operational and administrative functions to other officers, employees, or advisors as CEO deems appropriate.

●	Engagement with the Board Chair and Board on Company strategy, priorities, and material developments, at a cadence CEO determines reasonable.

●	Leading the Company’s response to significant business, financial, or stakeholder matters, using such resources and personnel as CEO deems appropriate.

●	Framing and presenting major strategic and operational decisions to the Board for its consideration.

●	Managing executive time and attention across the Company’s value creation, operating, and stakeholder priorities.

●	Representing the Company in high-level dealings with the Board, financing sources, lenders, key customers, and senior candidates, with authority to designate other officers to do so as appropriate.

●	Participating in CEO goal-setting and performance evaluation processes as established by the Board or its Compensation Committee.

●	Overseeing preparation of Board and committee materials, which CEO may delegate to management or outside advisors.

●	Attending Board and committee meetings as invited.

●	Supporting Board committees (Audit, Compensation, Nominating/Governance) as reasonably requested, with authority to delegate supporting work product to management.

EXHIBIT B

TERM AND TERMINATION:

This engagement shall commence effective August 27, 2026, and shall continue until terminated in accordance with the terms of this Agreement. Either party may terminate this Agreement at any time by providing the other party with no less than ninety (90) days’ prior written notice. If the Company terminates the Agreement without providing the required ninety (90) days’ notice, it shall pay the Consultant an amount equal to the fees that would have been payable during the notice period, in lieu of such notice. This payment in lieu shall be calculated based on the monthly compensation rate in effect as of the date of termination.

COMPENSATION:

The Company shall pay the Consultant compensation at the rate of $10,000 USD per month payable on the 1st day of each month. This compensation shall be subject to periodic review and adjustment by the Board or its Compensation Committee; provided, that the monthly rate shall not be reduced without the Consultant’s prior written consent. Should the scope of services required exceed the expectations, the parties agree to negotiate in good faith an adjusted compensation arrangement to reflect the additional responsibilities and time commitment. The Consultant shall be eligible to participate in any incentive compensation, bonus, stock option, equity purchase, restricted stock unit (RSU), or other equity-based compensation plans that the Company makes available to its management and executives on substantially the same terms, conditions, and levels as are offered to such individuals, subject to the terms of the applicable plan documents. Any incentive-based compensation paid or granted to the Consultant or the Designee shall be subject to the Company’s compensation recovery (clawback) policy adopted pursuant to Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and Nasdaq Listing Rule 5608.